                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                (RULE 13D-2-101)


  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(a) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(a)

                              (Amendment No. 14)(1)

                              TRANSMETA CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   89376R2080
                                 (CUSIP Number)

                         RILEY INVESTMENT MANAGEMENT LLC
                              ATTN: BRYANT R. RILEY
                            11100 SANTA MONICA BLVD.
                                    SUITE 810
                              LOS ANGELES, CA 90025
                                 (310) 966-1445
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                               December 17, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: | |

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)


--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  89376R208                  13D                                 Page 2


--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

          Riley Investment Partners Master Fund, L.P.
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          WC
--------- ----------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------- ----------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER

       SHARES                 1,000
                       ------ --------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER

      OWNED BY                -0-
                       ------ --------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER

      REPORTING               1,000
                       ------ --------------------------------------------------
       PERSON           10    SHARED DISPOSITIVE POWER

        WITH                  -0-
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,000
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%(1)
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          PN
--------- ----------------------------------------------------------------------

___________
(1) Based on 12,204,671 shares of common stock of Transmeta Corporation (the "Issuer") outstanding at October 15, 2008, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Securities and Exchange Commission on November 17, 2008.

CUSIP No. 89376R208                   13D                                 Page 3

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

          Riley Investment Management LLC
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------- ----------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER

       SHARES                 490,829(2)
                       ------ --------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER

      OWNED BY                248,240(3)
                       ------ --------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER

      REPORTING               490,829(2)
                       ------ --------------------------------------------------
       PERSON           10    SHARED DISPOSITIVE POWER

        WITH                  248,240 (3)
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          739,069
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.1%(1)
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IA
--------- ----------------------------------------------------------------------

_____________
(2) Because Riley Investment Management LLC has sole investment and voting power over 1,000 shares of Common Stock held by Riley Investment Partners Master
Fund, L.P. and 489,829 shares held in managed accounts by its investment advisory clients, Riley Investment Management LLC may be deemed to have beneficial ownership of these shares.

(3) Riley Investment Management LLC has shared voting and dispositive power over 248,240 shares of Common Stock held in investment advisory accounts indirectly affiliated with Riley Investment Partners Master Fund, L.P.

CUSIP No. 89376R208                   13D                                 Page 4

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

          B. Riley & Co., LLC
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          WC
--------- ----------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER

       SHARES                 26
                       ------ --------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER

      OWNED BY                -0-
                       ------ --------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER

      REPORTING               26
                       ------ --------------------------------------------------
       PERSON           10    SHARED DISPOSITIVE POWER

        WITH                 -0-
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          26
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*
                                                                            [  ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.0%(1)
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          BD
--------- ----------------------------------------------------------------------

CUSIP No. 89376R208                   13D                                 Page 5


--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

          Bryant R. Riley
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------- ----------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
      NUMBER OF          7    SOLE VOTING POWER

       SHARES                 490,829(4)
                       ------ --------------------------------------------------
    BENEFICIALLY         8    SHARED VOTING POWER

      OWNED BY                248,266(5)
                       ------ --------------------------------------------------
        EACH             9    SOLE DISPOSITIVE POWER

      REPORTING               490,829 (4)
                       ------ --------------------------------------------------
       PERSON           10    SHARED DISPOSITIVE POWER

        WITH                  248,266 (5)
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          739,095
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*
                                                                             [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

_____________

(4) Because Riley Investment Management LLC has sole voting and investment power over Riley Investment Partners Master Fund, L.P.'s security holdings and certain managed accounts of its investment advisory clients and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, each of Riley Investment Management LLC and Mr. Riley may be deemed to have beneficial ownership of the 1,000 shares of Common Stock held by Riley Investment Partners Master Fund, L.P. and the 489,829 shares held in managed accounts by its investment advisory clients.

(5) Riley Investment Management LLC has shared voting and dispositive power over 248,240 shares of Common Stock held by investment advisory accounts indirectly affiliated with Riley Investment Partners Master Fund, L.P. Mr. Riley is the sole indirect equity owner and Chairman of B. Riley & Co., LLC, which holds 26 shares of Common Stock.

CUSIP No. 89376R208                  13D                                  Page 6


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (c) In the ordinary course of business, BRC may effect transactions in connection with its ordinary course market making activities, as well as for customer transactions. The following are the other transactions since the Reporting Persons' last filing.


INVESTMENT ADVISORY CLIENTS    TRANS CODE   QUANTITY     PRICE       TRADE DATE
                                   SL          9,727    17.9065      12/11/2008
                                   SL          7,750    17.8645      12/12/2008
                                   SL         15,475    17.9042      12/15/2008
                                   SL         50,000    17.8414      12/16/2008
                                   SL         45,739    17.8923      12/17/2008
                                   SL         32,461    17.8592      12/18/2008

CUSIP No.  89376R208                   13D                                Page 7

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 19, 2008


                                     Riley Investment Partners Master Fund, L.P.
                                         By: Riley Investment Management LLC,
                                             its General Partner

                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Managing Member


                                     Riley Investment Management LLC

                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Managing Member


                                     B. Riley & Co, LLC

                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Chairman


                                     B. Riley & Co. Retirement Trust

                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Trustee


                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                          Bryant R. Riley